                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

                              (AMENDMENT NO.    )

[_]Filed by the Registrant
[X]Filed by a Party other than the Registrant

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]Confidential, for Use of the
                                             Commission Only (as permitted by
[X]Definitive Proxy Statement                Rule 14a-6(e)(2))
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 4a-12

                    NEW ENGLAND INVESTMENT COMPANIES, L.P.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required
[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

    Units of Limited Partnership Interest (LP Units)

  (2) Aggregate number of securities to which transaction applies: N/A

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

  (4) Proposed maximum aggregate value of transaction: $144,123,512

  (5) Total fee paid: $28,825

[X]Fee paid previously with preliminary materials:
[X]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: $23,400
  (2) Form, Schedule or Registration Statement No.: Schedule 14C Information Statement
  (3) Filing Party: New England Investment Companies, L.P.
  (4) Date Filed: January 8, 1997

                    New England Investment Companies, L.P.
                              399 Boylston Street
                          Boston, Massachusetts 02110

To the Limited Partners:

  Earlier this year, we sent to all our Unitholders an Information Statement describing the issuance of additional limited partnership interests ("LP Units") of New England Investment Companies, L.P. ("NEIC" or the "Partnership") in connection with the deferred purchase price payment obligation relating to our 1995 acquisition of Harris Associates L.P. The Information Statement described, among other things, that the holders of a majority of the LP Units had agreed to consent to the issuance of the LP Units. The consent of the majority holders was obtained solely to comply with rules of the New York Stock Exchange and was not necessary under NEIC's Agreement of Limited Partnership or Delaware law. The issuance of LP Units described herein was made on April 2, 1997.

  After distributing the Information Statement, we were informed by the New York Stock Exchange that, although we have received approval of the transaction from a majority of our Unitholders, we should send the enclosed documents soliciting consents from all our Unitholders. In order to satisfy this requirement, we are sending you the enclosed Consent Solicitation Statement and form of Consent relating to ratification of the issuance of the LP Units in the Harris Associates transaction. The Consent Solicitation Statement contains substantially the same information as was contained in the Information Statement, with certain of the financial information updated to reflect year-end figures.

  Because the consent of the majority holders has already been obtained, this ratification process will not affect the issuance of these LP Units described above. If you wish to participate in this ratification, please complete, sign and return the enclosed Consent in the self-addressed stamped envelope on or before May 30, 1997.


                                          Edward N. Wadsworth
                                          Secretary of New England Investment
                                           Companies, Inc., General Partner

April 23, 1997

                    NEW ENGLAND INVESTMENT COMPANIES, L.P.

                        CONSENT SOLICITATION STATEMENT

                               ----------------

  On September 29, 1995, New England Investment Companies, L.P. ("NEIC" or the "Partnership") acquired substantially all of the assets and business and assumed certain liabilities of Harris Associates L.P., in exchange for $79.7 million in promissory notes (that were repaid in January 1996) and 5,366,898 units of limited partnership interest ("LP Units") of the Partnership. The acquisition is referred to herein as the "Transaction." References in this Information Statement to "Harris" or the "Company" refer to Harris Associates L.P. (now renamed "Old HALP, L.P." ("Old HALP")) prior to the closing of the Transaction and to Harris Associates L.P., a wholly owned subsidiary of NEIC, following the closing, unless the context otherwise requires. References to "HAI" refer to Harris Associates, Inc. (now renamed "Old HAI, Inc." ("Old HAI")), the general partner of Harris Associates L.P. prior to the closing of the Transaction and to Harris Associates, Inc., a wholly owned subsidiary of NEIC, the general partner of Harris Associates L.P., following the closing, unless the context otherwise requires.

  This Consent Solicitation Statement is being furnished to Unitholders of the Partnership in connection with the ratification of the issuance (the "Issuance") by the Partnership to Old HALP in April 1997 of a number of additional LP Units based upon the performance of the business of Harris during 1996 (the Issuance, together with any cash paid in connection with the repurchase of any such LP Units, is referred to collectively as the "Contingent Payment"). The Contingent Payment has been made pursuant to the Partnership Admission Agreement dated as of June 22, 1995, as amended (the "Agreement") by and among the Partnership, Harris and Harris Associates, Inc. On April 2, 1997, the Partnership made the Contingent Payment by issuing 2,631,537 LP Units and paying $79,635,065 to Old HALP.

  The Issuance has already been approved by written consent of the holders of over 70% of the outstanding LP Units. As of December 11, 1996, the record date for the prior consent to the Issuance, 54.6% or 20,790,000 and 16.8% or 6,394,100 of the Partnership's issued and outstanding LP Units were held of record by Metropolitan Life Insurance Company ("Metropolitan Life") and Reich & Tang, Inc. ("RTI"), respectively. Metropolitan Life and RTI have each consented to the Issuance.

  This Consent Solicitation Statement is being mailed on or about April 30, 1997, to Unitholders of the Partnership of record on April 28, 1997 (the "Record Date"). Unitholders should return completed Consents, indicating that they consent to the ratification of the Issuance, on or before May 30, 1997, in the enclosed pre-addressed envelope. A consent may be revoked at any time prior to May 30, 1997, by written notice to the Partnership. The Partnership will not hold a meeting of the Unitholders of the Partnership in connection with the ratification of the Issuance. HOLDERS OF LP UNITS WILL HAVE NO APPRAISAL RIGHTS UNDER DELAWARE LAW IN CONNECTION WITH, OR AS A RESULT OF, THE MATTERS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT.

  The principal executive offices of the Partnership are located at 399 Boylston Street, Boston, Massachusetts 02116, telephone (617) 578-3500.

                               ----------------

      THE DATE OF THIS CONSENT SOLICITATION STATEMENT IS APRIL 23, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................    3
SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION OF THE PARTNERSHIP AND
 HARRIS...................................................................    4
SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF HARRIS..........    5
INTRODUCTION..............................................................    6
  Overview................................................................    6
  Description of the Agreement............................................    6
  Reasons for the Transaction.............................................    9
  Effect of the Transaction on the Rights of Existing Unitholders.........   10
  Accounting Treatment....................................................   10
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................   10
STATE AND LOCAL TAX CONSIDERATIONS........................................   12
INFORMATION CONCERNING THE PARTNERSHIP....................................   12
INFORMATION CONCERNING HARRIS.............................................   13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   13
VOTING SECURITIES AND PRINCIPAL HOLDERS...................................   16
VOTE REQUIRED FOR APPROVAL................................................   17
APPRAISAL RIGHTS..........................................................   17
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   17
INDEX TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS OF NEW ENGLAND
 INVESTMENT COMPANIES, L.P. ..............................................  F-1
INDEX TO FINANCIAL STATEMENTS OF HARRIS ASSOCIATES L.P. ..................  F-1

                             AVAILABLE INFORMATION

  The Partnership is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Partnership with the Commission in accordance with the Exchange Act can be inspected and copied at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, LP Units are listed on the New York Stock Exchange (the "NYSE") and similar information concerning the Partnership can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

  This information statement incorporates documents by reference that are not presented herein or delivered herewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                         OF THE PARTNERSHIP AND HARRIS

  The selected pro forma financial information for the year ended December 31, 1996 presented below reflects the pro forma effect of the payment of the Contingent Payment as if it occurred on January 1, 1996. The selected pro forma financial information as of December 31, 1996 presented below reflects the pro forma effect of the payment of the Contingent Payment as if it occurred on December 31, 1996. The pro forma financial information presented below is derived from the unaudited pro forma condensed statement of income of the Partnership and the unaudited pro forma condensed balance sheet of the Partnership, both of which are included in this Consent Solicitation Statement, and from the historical consolidated financial statements of the Partnership incorporated herein by reference.

  The pro forma condensed financial information as of and for the year ended December 31, 1996 does not purport to represent what the Partnership's results of operations or financial position would have been if the Contingent Payment had actually occurred on January 1, 1996, nor is the information intended to be a projection of results for any future period.

                                        AT OR FOR THE YEAR ENDED
                                           DECEMBER 31, 1996
                                        ------------------------
                                  (IN THOUSANDS EXCEPT PER UNIT DATA)
                                    (PRO FORMA)(1)             (ACTUAL)(2)
STATEMENT OF INCOME DATA:
  Revenues.......................    $         392,651        $         392,651
  Expenses.......................              327,360(3)(5)            319,570
                                     -----------------        -----------------
  Income before income taxes.....               65,291                   73,081
  Provision for income taxes.....                2,857                    2,857
                                     -----------------        -----------------
  Net income.....................    $          62,434        $          70,224
                                     =================        =================
  Net income per unit............    $            1.74        $            1.88
                                     =================        =================
  Distributions declared per unit
   (actual)......................    $            2.05        $            2.05
                                     =================        =================
  Weighted average units out-
   standing......................               40,324                   41,490
                                     =================        =================
BALANCE SHEET DATA:
  Total assets(4)................    $         721,754        $         721,658
  Notes payable..................              197,969(5)               118,334
  Deferred purchase considera-
   tion(4).......................                  --                   144,027
  Total liabilities..............              329,002                  393,394
  Partners' capital..............              392,752                  328,264

--------
(1) In the pro forma combined statement of income, the $144.1 million Contingent Payment is assumed to be settled 45% (or $64.5 million) in 2,631,537 newly issued LP Units (based on the conversion LP Unit price of $24.51) and 55% (or $79.6 million) in cash.
(2) The actual statement of income data for the year ended December 31, 1996 includes amortization expense of $4,405,000 on a portion of the Contingent Payment of $144.1 million and assumes the Contingent Payment would have been made entirely in LP Units.
(3) The pro forma amortization expense adjustment for the year ended December 31, 1996 is $1,985,000 which represents the additional amortization expense that would be required on the Contingent Payment in addition to the $4,405,000 which is recorded in the actual statement of income.
(4) In accordance with generally accepted accounting principles, the actual balance sheet data at December 31, 1996 includes the estimated Contingent Payment of $144,027,000 recorded as deferred purchase consideration. The final amount of the Contingent Payment, based upon the actual results of Harris for the year ended December 31, 1996, was $144,123,000. Accordingly, the amount of intangible assets recorded at December 31, 1996, has been increased by $96,000, resulting from the increased purchase consideration based on the calculation of the final amount of the Contingent Payment.
(5) The cash portion of the Contingent Payment is assumed to be financed by borrowings under a private debt placement with an effective interest rate of 7.29%.

       SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF HARRIS

  The selected consolidated financial data at or for the years ended December 31, 1992, 1993 and 1994 is derived from the audited historical consolidated financial statements of Harris appearing elsewhere in this Information Statement, and should be read in conjunction therewith. The selected financial data at or for the nine months ended September 29, 1995 (date of acquisition), is derived from the unaudited historical consolidated financial statements of Harris included elsewhere in this Information Statement, and should be read in conjunction therewith. Harris holds certain investments in limited partnerships ("Limited Partnerships"), the results of which have been consolidated with the results of Harris for the periods ended December 31, 1992, through December 31, 1994, due to Harris' effective control over the general partners of the Limited Partnerships. Concurrent with the Transaction, the Limited Partnership agreements were amended so that Harris no longer has effective control of the general partners of the Limited Partnerships. Because of this change, the Partnership now accounts for Harris' investment in the Limited Partnerships under the equity method of accounting. As a result of this change the selected consolidated historical financial data of Harris are presented below both as consolidated and using the equity method of accounting. The equity method of accounting reflects the Partnership's accounting for the Limited Partnerships after September 29, 1995.

                                      AT OR FOR THE             AT OR FOR THE
                                 YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED
                                 -----------------------        SEPTEMBER 29,
                                  1992      1993      1994          1995
                                  ----      ----      ----    -----------------
                                      (IN THOUSANDS)
CONSOLIDATED BASIS
STATEMENT OF INCOME DATA
  Revenues..................... $ 77,843  $140,670  $ 44,376
  Expenses.....................   20,407    19,700    21,599
                                --------  --------  --------
  Income before income taxes
   and minority interests......   57,436   120,970    22,777
  Provision for income taxes...      (94)     (191)     (164)
  Minority interest in limited
   partnerships' (gain) loss...  (36,494)  (86,057)   20,393
                                --------  --------  --------
  Net income................... $ 20,848  $ 34,722  $ 43,006
                                ========  ========  ========
BALANCE SHEET DATA
  Total assets................. $460,058  $663,197  $599,464
  Total liabilities............  172,866   197,879   283,016
  Minority interest in limited
   partnerships................  273,324   437,021   292,937
  Partners' capital............   13,868    28,297    23,511
EQUITY METHOD
STATEMENT OF INCOME DATA
  Revenues..................... $ 34,492  $ 49,587  $ 58,991       $47,475
  Expenses.....................   13,581    14,762    15,824        12,767
                                --------  --------  --------       -------
  Income before income taxes...   20,911    34,825    43,167        34,708
  Provision for income taxes...      (63)     (103)     (161)          (60)
                                --------  --------  --------       -------
  Net income................... $ 20,848  $ 34,722  $ 43,006       $34,648
                                ========  ========  ========       =======
BALANCE SHEET DATA
  Total assets................. $ 22,951  $ 29,790  $ 24,761       $18,481
  Total liabilities............    9,083     1,493     1,250         5,857
  Partners' capital............   13,868    28,297    23,511        12,624
ASSETS UNDER MANAGEMENT (in
 billions)..................... $    2.4  $    5.1  $    5.7       $   7.0

                                 INTRODUCTION

OVERVIEW

 The Partnership

  NEIC, a Delaware limited partnership, is a major investment manager that offers a broad array of investment management products and styles across a wide range of asset categories to institutions and individuals. The Partnership currently operates through thirteen investment management, distribution and other support firms. Its assets under management include domestic and international fixed income and equity securities, money market instruments, and real estate. As of December 31, 1996, the Partnership's assets under management were $100.3 billion, $66.0 billion of which was attributable to institutional clients.

 Harris

  Founded in 1976, Harris is a Chicago-based investment advisory firm with $10.4 billion in assets under management at December 31, 1996. It has developed institutional, private client and multi-manager product offerings, totaling $4.5 billion in assets under management at December 31, 1996. Harris also serves as the investment advisor for The Oakmark Family of Funds, which had $5.9 billion of assets at the end of 1996. Prior to its acquisition by NEIC, Harris was a privately held partnership. Harris was acquired by NEIC on September 29, 1995.

 The Transaction

  On June 22, 1995, the Partnership, Harris and HAI entered into the Agreement, pursuant to which Harris agreed to contribute to NEIC substantially all of its assets, subject to certain liabilities, in exchange for payment by NEIC of (i) $175 million (the "Initial Purchase Price") to Old HALP at the closing of the Transaction (the "Closing") in a combination of cash and newly issued LP Units as described below and (ii) an additional payment to Old HALP in April 1997 (the "Contingent Payment" and, together with the "Initial Purchase Price, the "Purchase Price"), also in cash and LP Units, as a purchase price adjustment based upon the performance of the business of Harris in fiscal 1995 and in 1996. See "Description of the Agreement--Consideration." Under the Agreement, the proportion of cash and LP Units for the Initial Purchase Price and for the Contingent Payment are both determined based upon elections to be made by the individual partners of Old HALP. In payment of the Initial Purchase Price, NEIC ultimately issued a total of 5,366,898 LP Units and paid $79.7 million in promissory notes (which were repaid in January
1996). On April 2, 1997, the Partnership made the Contingent Payment by issuing 2,631,537 LP Units and paying $79,635,065 to Old HALP. The LP Unit valuation for the Contingent Payment was $24.506, the average market value of the LP Units for the first 20 trading days of 1997.

  The contribution of Harris's business to NEIC and from NEIC to a newly formed subsidiary occurred pursuant to the Agreement as follows: (i) Harris contributed to NEIC substantially all of its assets, including its limited partnership interest in Harris Associates Securities, L.P. ("HASLP"), its broker-dealer subsidiary, subject to certain liabilities; (ii) NEIC contributed those assets and liabilities to a wholly owned limited partnership subsidiary which was renamed Harris Associates L.P. ("New HALP"); (iii) Old HALP withdrew as the limited partner of HASLP and New HALP was admitted as the limited partner of HASLP; (iv) HAI withdrew as the general partner of HASLP and a wholly owned corporate subsidiary which was renamed Harris Associates, Inc. was admitted as the general partner of HASLP; (v) Old HALP withdrew as the general partner of each of its multi-manager investment partnerships (the "Investment Partnerships") and Harris Partners L.L.C., a Delaware limited liability company and wholly owned subsidiary of New Harris ("HP LLC"), was admitted as general partner of each of the Investment Partnerships.

DESCRIPTION OF THE AGREEMENT

  The following is a summary of certain material terms of the Agreement. This summary is qualified in its entirety by reference to the text of the Agreement, a copy of which was filed with the Commission as an exhibit to NEIC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (with an amendment filed as an exhibit to NEIC's Current Report on Form 8-K dated September 29, 1995), and is incorporated herein by reference.

 Assets and Liabilities Contributed

  The assets contributed by Harris to the Partnership under the Agreement were substantially all the assets of Harris immediately prior to the Closing, subject to certain cash adjustments to ensure that the total amount of cash, cash equivalents and accounts receivable ("Cash Equivalents") transferred provided sufficient Cash Equivalents for the near term operations of and payment of distributions by Harris, and to meet all applicable regulatory capital requirements. The cash adjustment provisions permitted Harris to exclude from the assets contributed any Cash Equivalents except as described in the preceding sentence.

  The liabilities assumed by the Partnership from Harris were those liabilities reflected on Harris's most recent audited balance sheet and certain other specified liabilities, but did not include Excluded Liabilities. Excluded Liabilities include amounts owed by Harris to its affiliates, tax liabilities, liabilities relating to former partners of Harris, and obligations of Harris to pay investment banking fees or expenses to its financial adviser in connection with the Transaction or the Agreement.

 Consideration

  The Agreement provided for payment at the Closing of the Initial Purchase Price of $175 million, payable initially in 9,859,154 LP Units valued at an Exchange Price determined by formula to be $17.75 per LP Unit. On the Closing date and during the 16 days immediately following the Closing date, each of Old HALP and its partners had the opportunity to elect to sell back to the Partnership some or all of the LP Units issued to Old HALP at the Closing at a repurchase price determined by formula. The Partnership repurchased 4,492,256 LP Units for a total of $79.7 million.

  In addition to the Initial Purchase Price paid at the Closing, on April 2, 1997 (the "Contingent Payment Date"), the Partnership paid to Old HALP the Contingent Payment based on the performance of the business of Harris during 1995 and 1996. The Contingent Payment, like the Initial Purchase Price, was paid in LP Units, with Old HALP and any of its partners to whom such LP Units are distributed having the right to require the Partnership to repurchase some or all of such Units during the 16 days following the Contingent Payment Date (the "Exchange Period"). For purposes of determining the number of LP Units to be issued on the Contingent Payment Date, LP Units were valued at $24.506, the average of the closing prices of the LP Units during the first 20 trading days of 1997 (the "Exchange Price"). The Repurchase Price was set as follows: (i) for those LP Units that NEIC repurchased on, or on the two days immediately following, the Contingent Payment Date, the Repurchase Price was the Exchange Price and (ii) for those LP Units that NEIC repurchased starting on the third day following the Contingent Payment Date, the Repurchase Price would have been the lower of (x) the Exchange Price and (y) the closing price of LP Units on the NYSE on the last trading day preceding the day of repurchase. Old HALP and its partners were obligated to indicate to the Partnership prior to the Contingent Payment Date the number of LP Units that Old HALP or such partner, as the case may be, expected to tender for repurchase. Old HALP or any of its Partners could have elected during the Exchange Period to have more LP Units repurchased than originally indicated, but, in such a case, the Partnership would then have had forty-five days following the Contingent Payment Date to pay the Repurchase Price for the excess LP Units.

  The Contingent Payment settled the determination of the final value of the acquired business of Harris for purposes of the Transaction, subject to rights to indemnification and certain adjustments. Under the Agreement, the Contingent Payment could not be less than $41 million, an amount determined based on the Pro Forma Qualifying Revenue (as defined in the Agreement) of Harris for 1995. Based on such revenue of Harris through December 31, 1996, the Contingent Payment was $144.1 million. This increase in the estimated amount of the Contingent Payment was due to substantially increased revenues at Harris. Management and advisory fee revenues, which constitute the largest portion of Pro Forma Qualifying Revenues under the Agreement, grew 38%, from $58.9 million (at Old HALP and, after September 29, 1995, at Harris) for the year ended December 31, 1995, to $81.4 million (at Harris) for the year ended December 31, 1996. The increase in revenues was due primarily to increased assets under management, which grew 32%, from $7.9 billion on December 31, 1995, to $10.4 billion on December 31, 1996. The actual amount of the Contingent Payment was based on the audited financial statements of Harris for 1996.

 Representations and Warranties

  The Agreement contains representations and warranties by each party of a type which are customary in connection with transactions such as those contemplated by the Agreement. The representations and warranties survive the Closing until the completion of the repurchases of LP Units following the Contingent Payment Date.

 Certain Covenants

  The parties to the Agreement have made certain covenants regarding post-Closing matters. These covenants include the agreement by NEIC to operate the business formerly operated by Harris as a direct or indirect subsidiary of the Partnership, to be headquartered in the Chicago Metropolitan Area and to be known under Harris's name during at least five years after the Closing date. The Agreement states the intention of the parties that following the Closing date, the Board of Directors of the general partner of Harris will consist of seven members, five of whom, including the chairman, will initially be selected by Harris and the remaining two of whom will be representatives of NEIC. Peter S. Voss and G. Neal Ryland currently so serve. In addition, NEIC has agreed that, prior to five years after the Closing, it will not, other than in the ordinary course of business, without the consent of those directors of the general partner of Harris selected by Old HALP, sell any assets of the Partnership existing immediately prior to the Closing and contributed to Harris by Old HALP unless such sale is effected as part of a sale of all or substantially all the assets of the Partnership or as part of the liquidation and dissolution of the Partnership.

 Bonus Compensation Plan and Options

  Pursuant to the Agreement, the Partnership has caused Harris to adopt a bonus compensation plan for the benefit of the active employees of Harris. Under the plan, employees designated by the Board of Directors of the general partner of Harris will receive a bonus each year based on operating revenues of Harris. The aggregate bonuses paid under the plan for fiscal years 1995 and 1996 were 10% of Harris revenues for such years. In subsequent years, the bonuses will be subject to certain hurdles but will not, for any year, be less than 10% of revenues for the prior fiscal year.

  In addition certain employees of Harris received 200,000 options at the Closing under the Partnership's 1993 Equity Incentive Plan, with additional options granted at the end of 1995 and 1996 (and, in the discretion of NEIC' Board of Directors, subsequent years) pursuant to a formula based on the performance of Harris for such years.

 Registration Rights Agreement

  On the Closing date, the Partnership and Old HALP entered into a registration rights agreement (the "Registration Rights Agreement") relating to the rights of Old HALP and its partners who receive LP Units upon distribution to cause the Partnership to register with the Securities and Exchange Commission all or a part of their LP Units for sale to the public. The Registration Rights Agreement provides to holders under the agreement "piggyback" registration rights in connection with primary offerings by the Partnership or registrations effected by the Partnership at the request of a Unitholder other than a holder under the Registration Rights Agreement. Rights to demand registrations on Form S-3 are also provided for requests by holders representing LP Units having an aggregate net offering price of at least $5 million. All registration rights are subject to scaling back if required by the underwriters of an underwritten offering. In addition, registration rights of holders under the Registration Rights Agreement are subject to certain pre-existing preferential rights in favor of RTI and Metropolitan Life, as successor to New England Mutual Life Insurance Company. Once these preferences have expired, participation in registered offerings is determined by a ratio based on proportionate ownership of LP Units. The Registration Rights Agreement also contains provisions relating to the selection of underwriters and to the relative rights of holders of rights thereunder and other parties who may be granted registration rights at a later date. The Registration Rights Agreement is an exhibit to the Agreement.

 Certain Tax Matters

  The Agreement provides, among other things, (i) that each party thereto will report the Transaction for tax purposes in a manner consistent with its form, and (ii) that NEIC may allocate to the assets acquired from Harris any increase in adjusted tax basis that arises from the repurchase of LP Units by NEIC from Old HALP or any of its partners in connection with the Transaction.

  The Agreement also provides that NEIC and Harris will cooperate to minimize the amount of taxes for which Harris is directly or indirectly liable and provides, in the event that Harris becomes taxable as a corporation, for a reduction in the percentage of the gross revenues of Harris that will be distributed to NEIC, as the limited partner of Harris, and to the general partner of Harris (which is an indirectly held subsidiary of NEIC), as well as for a reduction in the amount available to operate the business of Harris.

 Indemnification and Insurance

  The Agreement provides that Old HALP will indemnify the Partnership and its directors, partners, officers and controlling persons against any and all expenses, losses, claims, damage and liabilities imposed upon or reasonably incurred by any of them in connection with any claim or action in which any one of them may be involved by reason of (i) any untrue statement or alleged untrue statement of a material fact relating to Harris or any of its subsidiaries contained in this Statement or in related materials or arising out of the omission or alleged omission to state in this Statement or such materials a material fact relating to Harris or any of its subsidiaries required to be stated herein or necessary to make the statements relating to them not misleading (ii) the Excluded Liabilities or (iii) any breach of any representation or warranty made by Old HALP under the Agreement or any exhibit or schedule thereto.

  Conversely, the Agreement provides that the Partnership will indemnify Old HALP and its directors, partners and controlling persons against any and all expenses, losses, claims, damages and liabilities imposed upon or reasonably incurred by any of them in connection with any claim or action in which any one of them may be involved by reason (i) of any untrue statement or alleged untrue statement of a material fact relating to the Partnership contained in this Statement or related materials of a material fact relating to the Partnership required to be stated herein or necessary to make the statements relating to them not misleading or (ii) any breach of any representation or warranty made by the Partnership under the Agreement or any exhibit or schedule thereto.

  Neither Old HALP's nor the Partnership's liability for indemnification claims (other than with respect to those described in clause (i) of each of the two immediately preceding paragraphs) may exceed the amount of the Contingent Payment, as adjusted upon the receipt of Harris's audited financials for 1996. Neither party will be liable for indemnification obligations with respect to claims arising from any breach of representation or warranty until the aggregate cumulative amount of such obligations of such party exceeds $1 million, whereupon such party will be liable for the full amount of such obligations. The Partnership may set off claims for indemnification against the Contingent Payment and any payment made in adjustment of the Contingent Payment upon written notice to Old HALP of the nature and basis of such claims.

  Old HALP has agreed to use its best efforts to maintain, at its expense, for a period of two years following the Closing, its existing directors' and officers' liability insurance and its errors and omissions insurance to cover claims made with respect to actions or omissions at or prior to the Closing date.

REASONS FOR THE TRANSACTION

  The acquisition of investment management firms serving institutional and individual clients is a key strategy of the Partnership in seeking to increase cash flow and Unitholder distributions. The acquisition of Harris conformed to the Partnership's general acquisition strategy as an acquisition that is expected to be accretive, meaning that the Partnership expects that the acquisition will increase the per LP Unit cash flow available for distribution to Unitholders. The Transaction also fits the Partnership's strategies of increasing diversification across types of assets under management and of preserving the independent identity of acquired firms, which (as in the case of its current subsidiary investment management firms) are expected to operate with substantial autonomy, retaining control of investment decisions, investment philosophy and day-to-day operations.

EFFECT OF THE TRANSACTION ON THE RIGHTS OF EXISTING UNITHOLDERS

  See "Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

  The Transaction has been accounted for, and has been reflected in the unaudited pro forma and actual financial statements included herein, and other financial statements incorporated herein by reference, using the purchase method of accounting.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

  This section is a summary of certain federal income tax consequences to the Partnership and the Unitholders resulting from the Transaction and the Contingent Payment and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, Treasury Regulations ("Regulations") and administrative rulings of the Internal Revenue Service (the "IRS"). This section is based on current authorities, and there can be no assurance that future legislative or administrative changes or court decisions will not significantly modify the law regarding the matters described herein. Additionally, there is uncertainty regarding how some of the rules set forth in the Code and Regulations are to be applied in the context of the Transaction and the Contingent Payment. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular Unitholders, and does not address all aspects of state, local, or foreign income or other tax laws.

  ACCORDINGLY, THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS INTENDED TO BE ONLY A SUMMARY OF THE PRINCIPAL TAX CONSEQUENCES OF THE TRANSACTION AND THE CONTINGENT PAYMENT. UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE TRANSACTION AND THE CONTINGENT PAYMENT.

TAX CLASSIFICATION OF THE PARTNERSHIP

  As a result of amendments to the Code made in 1987, publicly traded partnerships are in general taxed as corporations. Because the Partnership was publicly traded prior to the effective date of such amendments, the Partnership qualifies for transition relief that is scheduled to expire at the end of 1997. This transition relief permits the Partnership to continue to enjoy partnership status until its first taxable year beginning in 1998, so long as the Partnership does not add a substantial new line of business (or otherwise ceases to be taxed as a partnership without regard to the publicly traded partnership rules) before then. Thereafter, the Partnership will cease to be treated as a partnership for federal income tax purposes unless it ceases to be publicly traded. Under applicable Treasury Regulations, the contribution of assets to the Partnership by Harris in exchange for LP Units and the continuation of the investment advisory business of Harris by the Partnership and its subsidiaries does not cause the Partnership to be treated as having added a substantial new line of business and therefore does not cause the Partnership to cease to qualify for the transition relief. Accordingly, the Partnership should continue to be treated as a partnership for federal income tax purposes following the Transaction and the Contingent Payment unless and until that status changes pursuant to the rules described above or until the Partnership voluntarily undergoes a Restructuring (as defined in the Partnership's agreement of limited partnership) in anticipation of or in connection with such a status change.

  THE REMAINING PORTION OF THIS SECTION DESCRIBES CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE PARTNERSHIP AND ITS PARTNERS FOLLOWING THE TRANSACTION AND THE CONTINGENT PAYMENT ON THE ASSUMPTION

THAT THE PARTNERSHIP WILL REMAIN CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. IF THE PARTNERSHIP DOES NOT SO CONTINUE TO BE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES, MOST, IF NOT ALL, OF THE DISCUSSION BELOW WOULD BE INAPPLICABLE TO THE UNITHOLDERS.

TAXATION OF THE PARTNERSHIP AND PARTNERS

  Flow-Through of Partnership Income. Following each of the Transaction and the Contingent Payment, the Partnership will continue to pay no federal income tax. Instead, Unitholders will be required to report on their federal income tax returns their allocable share of income, gains, losses, deductions and credits of the Partnership. The receipt of a cash distribution from the Partnership by a Unitholder will in general not result in taxable income, unless the amount of the distribution exceeds the Unitholder's basis in his or her LP Unit.

  Issuance of Additional Units. Neither the Partnership nor the existing Unitholders recognized gain or loss for federal income tax purposes in connection with the Transaction or the Contingent Payment. The issuance of additional LP Units as part of the Contingent Payment, however, increased the outstanding number of LP Units, thereby reducing each Unitholder's proportionate share of income, gain, loss, deduction, credit and distributions of the Partnership.

  Adjusted Basis of the Partnership in the Harris Assets. To the extent that the Harris partners received LP Units in exchange for assets contributed to the Partnership and such LP Units are not repurchased by the Partnership, the Partnership will have a "carryover" basis in the Harris assets, equal to the basis those assets had in the hands of Old HALP. To the extent Harris partners received cash or notes, the Partnership acquired additional basis in its assets in an amount determined with reference to the amount of cash paid. Because of the way in which the Transaction and the Contingent Payment were structured, the additional basis in Partnership assets is less than the amount of cash paid by the Partnership to the Harris partners.

  Adjusted Tax Basis of LP Units. In general, a purchaser of LP Units takes a tax basis in the LP Units equal to the amount paid for them, increased by the Unitholder's allocable share of income and gain and decreased by (i) the Unitholder's allocable share of loss, deduction (including amortization deductions) and credit and (ii) the amount of distributions received with respect to such LP Unit. Under applicable Treasury Regulations, each Unitholder's adjusted tax basis of LP Units is increased by the Unitholder's share, as determined by regulation, of the nonrecourse debt incurred by the Partnership in connection with the Transaction or the Contingent Payment. A Unitholder's proportionate share of such nonrecourse debt is, however, included in the amount realized when the LP Unit is sold.

  Allocation of Taxable Income and Loss with Respect to the Harris
Business. Except as noted below, in general, items of taxable income and loss attributable to the Harris business are allocated to Unitholders in proportion to the number of LP Units held.

  . Special Allocations in Respect of Certain Contributed Property. To the extent the former Harris partners received LP Units as consideration for the contribution to the Partnership of the Harris assets, Code Section 704(c) requires that allocations of taxable income should be made specially to the Harris partners so as to take account of the unrealized pre-contribution taxable gain or loss in the property, i.e. the variation between the contributor's adjusted tax basis in the property and the property's fair market value at the time of contribution, adjusted in certain circumstances for certain depreciation and amortization from the date of contribution. Literal application of the rules of Code Section 704(c) and certain other sections of the Code (including Section 197, described below) could result in differences in the tax attributes of LP Units originally issued to The New England Mutual Life Insurance Company ("TNE"), the predecessor to Metropolitan Life, to RTI and to Old HALP and the Harris partners that would not be fully offset by allocations attributable to the Partnership's special tax election under Code Section 754, thereby producing different tax results to Unitholders depending upon the identity of the transferor from whom the Unitholder obtained LP Units. The Partnership intends to adopt certain conventions to ameliorate this result. See "-- Conventions," below.

  . Amortization; Section 197. The Partnership believes that, under Code
    Section 197 and as a result of the special tax election which the Partnership has made under Code Section 754, Unitholders purchasing LP Units in the open market after August 10, 1993 (and in certain cases Unitholders purchasing in the open market after January 1, 1993) and on or before the date of the transfer by TNE of its investment in the Partnership to Metropolitan Life (the "Merger") were entitled to be allocated current amortization based on the portion of the Unitholder's purchase price of the LP Units that was allocated to certain intangible assets. To the extent that the assets acquired from Harris are amortizable intangibles, the Partnership believes that a Unitholder who purchased LP Units after the Transaction and before the Merger should generally also, under the principles of these Code provisions, have had a special "amortizable" basis adjustment with respect to the Harris intangible assets which should give rise to amortization deductions that may be claimed by the Unitholder. The amortization was computed by treating such assets as having a fifteen-year life, and a substantial portion of such a Unitholder's purchase price was allocated to the Partnership's intangible assets including, with respect to Unitholders who purchased after the Transaction, the Harris intangible assets. The Partnership expects similar results to apply for taxable periods after the Merger (both for transferees after such date and for transferees who purchased after August 10, 1993, who continued to hold LP Units after the Merger), but to obtain such results the Partnership may make certain tax elections and adopt certain tax conventions and interpretations, or take certain other actions. See "--Conventions," below.

  . Conventions. In order to promote uniformity among the LP Units while making the allocations required by Code Section 704(c), the Partnership intends to use certain accounting methods employed by other publicly traded partnerships. In addition, although the transfer to Metropolitan Life resulted in a technical termination of the Partnership for federal income tax purposes, the Partnership expects to make certain tax elections and adopt certain tax conventions and interpretations, or take other actions, designed to provide Unitholders who purchased after August 10, 1993 (and in certain cases Unitholders purchasing in the open market after January 1, 1993) with all or a substantial portion of the benefits of tax amortization that they would have enjoyed if the termination had not occurred. The tax accounting methodology that may be utilized by the Partnership following the technical termination also involves the adoption of conventions designed to facilitate the public trading of units. The Partnership believes that the relevant tax accounting methodologies and conventions that may be utilized by the Partnership generally are responsive to the federal income tax rules pertaining to partnerships, although such methodologies and conventions involve matters of interpretation in areas of legal uncertainty and are not necessarily fully consistent with technical aspects of certain rules. If these special tax accounting methodologies and interpretations of law were successfully challenged by the IRS, Unitholders could receive smaller amortization deductions than they would have received absent the Merger, and issues could be raised as to the fungibility of LP Units, which could affect the market value and/or marketability of LP Units during the period in which the Partnership remains a partnership for federal income tax purposes.

  . Recapture. Amortization deductions will decrease a Unitholder's tax basis, and will likely be recaptured as ordinary income upon disposition of the LP Units. Under certain provisions of the Code relating to recapture income, a Unitholder may be required to notify the Partnership of its disposition of LP Units.

                      STATE AND LOCAL TAX CONSIDERATIONS

  The state and local income tax considerations to the Partnership and its Unitholders depend in part on the tax laws of those jurisdictions in which the Partnership is deemed to be doing business and in part on the tax laws of those jurisdictions in which Unitholders themselves are resident or doing business. The Partnership is doing business in a number of jurisdictions.

                    INFORMATION CONCERNING THE PARTNERSHIP

  Information concerning the Partnership's business and financial condition is incorporated herein by reference to certain annual, quarterly and current reports filed by the Partnership with the Commission. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                         INFORMATION CONCERNING HARRIS

  Founded in 1976, Harris is a Chicago-based investment advisory firm with $10.4 billion in assets under management at December 31, 1996. It has developed institutional, private client and multi-manager product offerings, totaling $4.5 billion in assets under management at December 31, 1996. Harris also serves as the investment advisor for The Oakmark Family of Funds, which had assets of $5.9 billion at December 31, 1996. Prior to its acquisition on September 29, 1995, Harris was a privately held partnership. Harris has been a value manager since its inception. Its investment philosophy is to invest in companies at a substantial discount to their true business value thereby minimizing downside risk and maximizing long-term appreciation potential. This bottom-up investment process relies primarily on internal fundamental research, including quantitative analysis, management contacts and company visits.

  Harris's principal executive offices are located at Two North LaSalle Street, Suite 500, Chicago, Illinois 60602-3790, telephone (312) 621-0600.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following is management's discussion and analysis of financial condition and results of operations for Harris for the nine months ended September 29, 1995, the nine months ended September 30, 1994, and the years ended December 31, 1994, 1993 and 1992. Financial statements for the respective periods appear elsewhere in this Statement.

STATEMENT OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 29, 1995 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994

  Net income of $34.6 million for the nine months ended September 29, 1995 increased $2.7 million as compared to the net income of $31.9 million for the nine months ended September 30, 1994.

  Fees for account supervision and investment advisory services of $42.6 million for the nine months ended September 29, 1995 increased $5.0 million as compared to $37.6 million from the same period last year. This increase was due to strong performance and new subscriptions in the mutual funds, and asset growth in the advisory accounts and limited partnerships.

  Employee and partner compensation and benefits of $8.0 million for the nine months ended September 29, 1995 increased $1.9 million from $6.1 million for the same period last year, mainly as a result of increased variable compensation tied to higher revenues.

  Communication expense of $0.9 million for the nine months ended September 29, 1995 increased $0.4 million from $0.5 million for the same period last year.

  Other expense of $2.8 million for the nine months ended September 29, 1995 decrease $0.4 million from $3.2 million for the same period in 1994. The decrease was due to lower general and administrative expenses.

STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

  Net income of $43.0 million for the year ended December 31, 1994 increased $8.3 million as compared to net income of $34.7 million for the year ended December 31, 1993.

  Fees for account supervision and investment advisory services of $47.2 million for the year ended December 31, 1994 increased $18.8 million as compared to $28.4 million from the same period last year. The increase was primarily due to new subscriptions in the mutual funds and asset growth in the investment advisory accounts.

  Net realized and unrealized gains (losses) on securities owned and sold, not yet purchased decreased from gains of $38.6 million in 1993 to a loss of ($1.0) million in 1994. The decrease was due to the performance of the underlying investments of the limited partnerships in 1994.

  Equity in earnings (loss) of limited partnerships decreased from earnings of $60.5 million in 1993 to a loss of $17.1 million in 1994. The 1994 loss is substantially offset by limited partners' interest in (gain) loss of consolidated partnerships which decreased from a gain of ($86.1) million in 1993 to a loss of $20.4 million in 1994. The decrease was primarily due to the performance of the underlying investments of the limited partnerships.

  Interest and dividend income of $8.3 million for the year ended December 31, 1994 increased $2.3 million from $6.0 million from the same period last year. The increase was due to the changing asset mix of the underlying investments of the limited partnerships.

  Employee and partner compensation and benefits of $9.4 million for the year ended December 31, 1994, was substantially unchanged from $9.3 million from the same period in 1993.

  Interest expense of $3.0 million for the year ended December 31, 1994 increased $1.4 million from the same period in 1993. The increase was due to higher interest rates and higher borrowings at the limited partnerships.

  External investment advisory fees of $1.3 million for the year ended December 31, 1994 decreased from $2.0 million from the same period last year. The decrease was due to decreased assets in managed accounts and performance at the limited partnerships.

  Other expense of $4.4 million for the year ended December 31, 1994 increased $0.9 million from $3.5 million from the same period in 1993. The increase was due to higher general and administrative expenses.

STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 COMPARED TO THE YEAR ENDED DECEMBER 31, 1992

  Net income of $34.7 million for the year ended December 31, 1993 increased $13.9 million as compared to net income of $20.8 million for the year ended December 31, 1992.

  Fees for account supervision and investment advisory services of $28.4 million for the year ended December 31, 1993 increased $11.0 million as compared to $17.4 million from the same period in 1992. The increase was primarily due to strong performance and new subscriptions in the mutual funds.

  Net realized and unrealized gains on securities owned and sold, not yet purchased increased from $19.8 million in 1992 to $38.6 million in 1993. The increase was due to the performance of the underlying investments of the limited partnerships.

  Equity in earnings of limited partnerships increased from $26.0 million in 1992 to $60.5 million in 1993. The 1993 increase was substantially offset by the limited partners' interest in the gain of consolidated partnerships which increased from $36.5 million in 1992 to $86.1 million in 1993. The increase was primarily due to performance and new subscriptions of the limited partnerships.

  Interest and dividends of $6.0 million for 1993 decreased $2.1 million from $8.1 million from the same period in 1992. The decrease was due to the changing asset mix of the underlying investments of the limited partnerships.

  Employee and partner compensation and benefits of $9.3 million for the year ended December 31, 1993 increased $1.5 million from $7.8 million from the same period in 1992.

  Interest expense of $1.6 million for the year ended December 31, 1993 decreased $1.3 million from the same period in 1992. The decrease was due to lower interest rates and lower borrowings of the limited partnerships.

  External investment advisory fees of $2.0 million for the year ended December 31, 1993 increased from $0.3 million from the same period in 1992. The increase was due to increased assets in managed accounts and fees tied to performance of the limited partnerships.

  Other expense of $3.5 million for the year ended December 31, 1993 increased $1.4 million from $2.1 million from the same period in 1992. The increase was due to higher general and administrative expenses.

CAPITAL RESOURCES AND LIQUIDITY

  Cash and cash equivalents at September 29, 1995 of $13.4 million decreased $3.4 million as compared to December 31, 1994 (based on the equity method of accounting for Harris' investment in the Limited Partnerships). Capital withdrawals by Harris' partners of $45.5 million for the nine months ended September 29, 1995 exceeded net cash provided by operating activities of $43.0 million and net cash used in investing activities of $0.9 million.

  Net cash provided by operating activities of $43.0 million for the nine months ended September 29, 1995 increased $8.6 million as compared to $34.4 million for the nine months ended September 30, 1994. The increase was mainly the result of the increase in net income of $2.7 million for the nine months ended September 29, 1995, combined with increases in payables and decreases in receivables.

  Effective with the sale of Harris to NEIC on September 29, 1995 monthly distributions are made to NEIC by Harris based on a percentage of total revenues earned for the prior month in accordance with the partnership agreement.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

  The following table sets out information as of February 28, 1997 as to (i) each person known by the Partnership to hold 5% or more of the Partnership's outstanding LP Units, (ii) each director of the Partnership's general partner,
(iii) each officer of the Partnership's general partner who was a "named executive officer" in the Partnership's most recent annual report on Form 10-K and (iv) all directors and executive officers of the Partnership's general partner as a group. Except as otherwise indicated in the footnotes to this table, the Partnership believes that the persons named in this table have sole voting and investment power with respect to all of the LP Units indicated.

                                              AMOUNT AND NATURE OF  PERCENT OF
              BENEFICIAL OWNER                BENEFICIAL OWNERSHIP    CLASS
              ----------------                --------------------  ----------
Metropolitan Life Insurance Company..........      20,790,000(1)       51.5%
 One Madison Avenue
 New York, New York 10010
Reich & Tang, Inc. ..........................       6,291,100(1)       15.6%
 125 Cove Neck Road
 Oyster Bay, New York 11771
Oscar L. Tang+...............................       2,981,325(2)        7.4%
 600 Fifth Avenue
 New York, New York 10020
William S. Antle III+........................               0(3)          0
Robert J. Blanding+..........................           9,000            **
Paul E. Gray+................................             500            **
Harry P. Kamen(+)............................               0             0
Charles M. Leighton+.........................           2,654(3)(4)      **
Victor A. Morgenstern+.......................         700,000(5)        1.7%
Catherine A. Rein+...........................               0             0
Peter S. Voss+*..............................         351,400(6)         **
Neal G. Litvack*.............................           7,500(7)         **
G. Neal Ryland*..............................          31,044(8)         **
Sherry A. Umberfield*........................          50,310            **
Edward N. Wadsworth*.........................          47,070            **
All directors and executive officers of the
 General Partner as a group (13 persons).....       4,180,803          10.4%

-------
  + Director.
  * Named Executive Officer.
 ** Less than 1%.
(1) Does not include 194,800 LP Units and 101,500 LP Units contributed to the Partnership's Restricted Unit Plan (the "RUP") by New England Mutual (the predecessor to Metropolitan Life) and Reich & Tang, Inc. ("RTI"), respectively, as to which the contributing organizations retain certain income or reversionary rights. The ownership of Metropolitan Life shown excludes 110,000 units of general partnership interest ("GP Units") owned by the Partnership's general partner, which represent all GP Units outstanding. All stockholders of RTI are parties to a stockholders' agreement relating to the maintenance of such corporation's status as an "S" corporation under the Internal Revenue Code and which creates numerous reciprocal and other rights relating to the disposition of stock in RTI by the stockholders.
(2) All Mr. Tang's LP Units are beneficially owned indirectly through stock ownership in RTI, and such LP Units are included in the ownership attributed to RTI set out immediately above. Included are (i) 34,740 LP Units indirectly held by a trust for the lifetime benefit of Mr. Tang of which Mr. Tang is one of two trustees, and (ii) 846,393 LP Units indirectly held by trusts for Mr. Tang's children, as to which Mr. Tang disclaims beneficial ownership. Mr. Tang is a director of the general partner of the Partnership.
(3) Does not include accounts holding values equal to 347 LP Units and 9,720 LP Units for Messrs. Antle and Leighton, respectively, under a plan whereby directors of the General Partner can defer some or all of their Board retainer and meeting fees.
(4) Includes 577 units owned by Mr. Leighton's spouse, as to which he disclaims beneficial ownership.
(5) Includes 180,000 LP Units held by a limited partnership of which Mr. Morgenstern serves as general partner. Does not include 300,000 LP Units issued to Mr. Morgenstern as a partner of Old HALP in the Issuance.
(6) Includes 300 LP Units held by a child of Mr. Voss, as to which Mr. Voss disclaims beneficial ownership, and 1,100 LP Units held by a trust of which Mr. Voss is trustee.
(7) Represents units awarded under the RUP that are subject to vesting over the next two years.
(8) Includes 1,700 LP Units held by Mr. Ryland's children, as to which he disclaims beneficial ownership.

                          VOTE REQUIRED FOR APPROVAL

  While not required by the Delaware Revised Uniform Limited Partnership Act or by the Partnership's Agreement of Limited Partnership, the Partnership is seeking the written consent of the holders of its LP Units (other than Metropolitan Life and RTI) in favor of ratification of the Issuance in order to comply with certain rules of the New York Stock Exchange relating to issuance of voting securities by listed companies. However, because RTI and Metropolitan Life, who together currently represent over 65% of the outstanding LP Units, have already consented to the Transaction and approved the Issuance, no other Unitholder consents are necessary in connection with this matter. As of April 3, 1997, there were approximately 43.0 million LP Units outstanding, approximately 27.0 million of which were owned by MetLife and RTI in the aggregate, and approximately 16.0 million of which were owned by other public and private Unitholders.

  The costs of soliciting the Consents will be borne by the Partnership. In addition to solicitations by mail, directors, officers and regular employees of the Partnership may solicit Consents by telephone, telegram, facsimile or in person. Such individuals may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Brokers, nominees, fiduciaries and other custodians have been requested to forward the soliciting materials to the beneficial owners of LP Units held of record by them, and such custodians will be reimbursed by the Partnership for their reasonable out-of-pocket expenses.

                               APPRAISAL RIGHTS

  No Unitholders are entitled to appraisal rights in connection with the Transaction or the Issuance.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Statement and before the Issuance shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

  The Partnership will provide without charge to each person to whom this Statement is delivered, on the written or oral request of any such person, a copy of any or all of the above documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that are incorporated into this Statement). Requests should be directed to New England Investment Companies, L.P., 399 Boylston Street, Boston, Massachusetts 02116, Attention: Edward N. Wadsworth, Secretary (617-578-3500). The Partnership will provide such documents by first class mail, or other equally prompt means, within one business day of receipt of any such request.

  The following documents filed by the Partnership with the Commission are incorporated herein by reference:

    1. Annual Report on Form 10-K for the fiscal year ended December 31,
  1996.

    2. Current Report on Form 8-K dated January 3, 1997.

    3. Exhibit (Partnership Admission Agreement) to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

    4. Exhibit (Amendment No. 1 to Partnership Admission Agreement) to Current Report on Form 8-K dated September 29, 1995.

          INDEX TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                   OF NEW ENGLAND INVESTMENT COMPANIES, L.P.

                                                                         PAGES
                                                                         -----
Unaudited Pro Forma Condensed Balance Sheet as of December 31, 1996.....  F-2
Unaudited Pro Forma Condensed Statement of Income for the Year Ended
 December 31, 1996......................................................  F-3
Pro Forma Adjustments...................................................  F-4

            INDEX TO FINANCIAL STATEMENTS OF HARRIS ASSOCIATES L.P.

                                                                           PAGES
                                                                           -----
Unaudited Consolidated Statements of Financial Condition as of September
 29, 1995 and September 30, 1994.........................................   F-5
Unaudited Consolidated Statements of Income for the Nine Months Ended
 September 29, 1995 and September 30, 1994...............................   F-6
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended
 September 29, 1995 and September 30, 1994...............................   F-7
Unaudited Consolidated Statements of Partners' Capital for the Nine
 Months Ended September 29, 1995 and September 30, 1994..................   F-8
Notes to Unaudited Consolidated Financial Statements.....................   F-9
Report of Independent Accountants........................................  F-10
Consolidated Statements of Financial Condition as of December 31, 1994,
 1993 and 1992...........................................................  F-11
Consolidated Statements of Income for the Years Ended December 31, 1994,
 1993 and 1992...........................................................  F-12
Consolidated Statements of Partners' Capital for the Years Ended December
 31, 1994, 1993 and 1992.................................................  F-13
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1994, 1993 and 1992.....................................................  F-14
Notes to Consolidated Financial Statements...............................  F-15

                     NEW ENGLAND INVESTMENT COMPANIES, L.P.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                         PRO FORMA     PRO FORMA
                                                 NEIC   ADJUSTMENTS      NEIC
                                                 ----   -----------    ---------
                    ASSETS
Current Assets:
  Cash and cash equivalents................... $ 49,914                $ 49,914
  Accounts receivable and other...............   66,430                  66,430
  Other.......................................    6,692                   6,692
                                               --------                --------
    Total current assets......................  123,036                 123,036
Intangible assets.............................  527,765  $     96 (3)   527,861
Fixed assets..................................   19,236                  19,236
Other assets..................................   51,621                  51,621
                                               --------  ---------     --------
    Total assets.............................. $721,658  $      96     $721,754
                                               ========  =========     ========
      LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
  Accounts payable and other liabilities...... $ 38,651                $ 38,651
  Accrued compensation and benefits...........   43,612                  43,612
  Distributions payable.......................   20,084                  20,084
                                               --------                --------
    Total current liabilities.................  102,347                 102,347
Deferred compensation, benefits and other.....   28,686                  28,686
Notes payable.................................  118,334  $  79,635 (2)  197,969
Deferred purchase consideration...............  144,027         96 (3)      --
                                                    --    (144,123)(2)      --
                                               --------  ---------     --------
                                                393,394    (64,392)     329,002
Partners' capital.............................  328,264     64,488 (2)  392,752
                                               --------  ---------     --------
    Total liabilities and partners' capital... $721,658  $      96     $721,754
                                               ========  =========     ========

  See Pro Forma Adjustments appearing on page F-4 of this Consent Solicitation
                                   Statement.

                     NEW ENGLAND INVESTMENT COMPANIES, L.P.

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                          PRO FORMA    PRO FORMA
                                                  NEIC   ADJUSTMENTS     NEIC
                                                  ----   -----------   ---------
Revenues:
  Management and advisory fees................. $341,345               $341,345
  Other revenues...............................   46,318                 46,318
  Gain on partial sale of affiliate............    4,988                  4,988
                                                --------               --------
                                                 392,651                392,651
                                                --------               --------
Expenses:
  Compensation and benefits....................  189,986                189,986
  Restricted unit..............................    7,598                  7,598
  Amortization of intangibles..................   25,277   $ 1,985 (1)   27,262
  Interest expense.............................    8,728     5,805 (2)   14,533
  Other........................................   87,981                 87,981
                                                --------   -------     --------
                                                 319,570     7,790      327,360
                                                --------   -------     --------
Income before taxes............................   73,081    (7,790)      65,291
Provision for income taxes.....................    2,857                  2,857
                                                --------   -------     --------
Net income..................................... $ 70,224   $(7,790)    $ 62,434
                                                ========   =======     ========
Net income per unit............................ $   1.88               $   1.74
                                                ========               ========
Weighted average units outstanding.............   41,490    (1,166)(2)   40,324
                                                ========   =======     ========

  See Pro Forma Adjustments appearing on page F-4 of this Consent Solicitation
                                   Statement.

                    NEW ENGLAND INVESTMENT COMPANIES, L.P.

                             PRO FORMA ADJUSTMENTS

  (1) Intangible assets of approximately $322.5 million arising from the acquisition of Harris represents the excess of purchase price over the net tangible assets acquired. Intangible assets include the Initial Purchase Price of Harris of $175.0 million, the Contingent Payment of $144.1 million, $4.9 million of acquisition related costs, less the net tangible assets acquired of $1.5 million. The Contingent Payment of $144.1 million is based upon the performance of Harris' business through December 31, 1996. The pro forma intangible asset amortization expense adjustment of $1,985,000 consists of pro forma amortization expense of $6,390,000 on the Contingent Payment of $144.1 million less historical amortization expense of $4,405,000 recognized on the estimated Contingent Payment during the year ended December 31, 1996. The intangible assets are being amortized over periods ranging 9 to 30 years on a straight line basis.

  (2) In accordance with generally accepted accounting principles, the Partnership recorded the Contingent Payment of $144.0 million as deferred purchase consideration at December 31, 1996. In accordance with the Partnership Admission Agreement, the Contingent Payment could be settled in either LP Units, cash or a combination thereof based on selection by the seller's partners. In accordance with generally accepted accounting principles the Partnership's actual financial statements assumed the Contingent Payment was to be made entirely through the issuance of additional LP Units because the ultimate form of payment is at the election of the seller's partners. Accordingly, the historical weighted average units outstanding for the year ended December 31, 1996, includes the impact of the Contingent Payment being made entirely in LP Units. In the pro forma combined statement of income, the $144.1 million Contingent Payment is assumed to be settled 45% (or $64.5 million) in 2,631,537 newly issued LP Units (based on the conversion LP Unit price of $24.51) and 55% (or $79.6 million) in cash. The cash portion of the Contingent Payment is assumed to be financed by borrowings under a private debt placement with an effective interest rate of 7.29%.

  (3) The final amount of the Contingent Payment, based upon the actual results of Harris for the year ended December 31, 1996, was $144,123,000. Accordingly, the amount of intangible assets recorded at December 31, 1996, has been increased by $96,000, resulting from the increased purchase consideration based on the calculation of the final amount of the Contingent Payment.

                     HARRIS ASSOCIATES L.P. AND SUBSIDIARY
                        (A DELAWARE LIMITED PARTNERSHIP)

            UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                AS OF SEPTEMBER 29, 1995 AND SEPTEMBER 30, 1994

                                                     SEPTEMBER 29, SEPTEMBER 30,
                                                         1995          1994
                                                     ------------- -------------
ASSETS
Cash and cash equivalents..........................   $13,359,091   $ 8,145,198
Receivables:
  Investment advisory fees.........................     1,012,385     3,370,132
  Broker and dealer................................       217,964     1,106,147
  Other............................................       582,413       204,910
Investments in limited partnerships................     1,485,743     1,379,777
Furniture, equipment and leasehold improvements, at
 cost,
 net of accumulated depreciation...................     1,046,428       468,113
Other assets.......................................       777,274       210,157
                                                      -----------   -----------
Total assets.......................................   $18,481,298   $14,884,434
                                                      ===========   ===========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Accounts payable and accrued expenses............   $ 3,740,791   $ 1,033,346
  Other payables...................................     1,400,000             0
  Unearned advisory fees...........................       445,291       414,078
  Deferred rent payable............................       270,714       153,573
                                                      -----------   -----------
Total liabilities..................................     5,856,796     1,600,997
Partners' capital..................................    12,624,502    13,283,437
                                                      -----------   -----------
Total liabilities and partners' capital............   $18,481,298   $14,884,434
                                                      ===========   ===========


     See accompanying Notes to Unaudited Consolidated Financial Statements.

                     HARRIS ASSOCIATES L.P. AND SUBSIDIARY
                        (A DELAWARE LIMITED PARTNERSHIP)

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

      FOR THE NINE MONTHS ENDED SEPTEMBER 29, 1995 AND SEPTEMBER 30, 1994

                                                    SEPTEMBER 29, SEPTEMBER 30,
                                                        1995          1994
                                                    ------------- -------------
REVENUES
  Fees for account supervision and investment
   advisory services...............................  $42,614,962   $37,574,259
  Commissions......................................    2,255,899     2,306,515
  Interest and dividends...........................      398,471       221,620
  Equity in earning of limited partnerships........       73,055       715,540
  Other............................................    2,133,166     1,915,191
                                                     -----------   -----------
Total revenues.....................................   47,475,553    42,733,125
                                                     -----------   -----------
EXPENSES
  Employee and partner compensation and benefits...    7,951,126     6,094,086
  Clearing fees....................................      483,066       558,111
  Communications...................................      851,792       451,505
  Occupancy and equipment rental...................      671,458       465,503
  Other............................................    2,810,308     3,179,754
                                                     -----------   -----------
Total expenses.....................................   12,767,750    10,748,959
                                                     -----------   -----------
Income from operations.............................   34,707,803    31,984,166
Provision for state income taxes...................       59,500       123,470
                                                     -----------   -----------
Net income.........................................  $34,648,303   $31,860,696
                                                     ===========   ===========


     See accompanying Notes to Unaudited Consolidated Financial Statements.

                     HARRIS ASSOCIATES L.P. AND SUBSIDIARY
                        (A DELAWARE LIMITED PARTNERSHIP)

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

      FOR THE NINE MONTHS ENDED SEPTEMBER 29, 1995 AND SEPTEMBER 30, 1994

                                                    SEPTEMBER 29,  SEPTEMBER 30,
                                                        1995           1994
                                                    -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................... $ 34,648,303   $ 31,860,696
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization..................      237,392        167,411
    Equity in earnings of partnerships.............      (73,055)      (715,540)
    Decrease in investment advisory fees
     receivable....................................    2,091,908      1,565,566
    Decrease (increase) in due from brokers and
     dealers.......................................    1,485,470       (561,508)
    Decrease in other receivables..................      546,805      1,995,315
    Increase in other assets.......................     (559,988)       (23,130)
    Increase (decrease) in accounts payable and
     accrued expenses..............................    3,163,931       (762,791)
    Increase in other payables.....................    1,400,000            --
    Increase in unearned advisory fees.............       20,248         36,482
    Increase in deferred rent payable..............       23,093        834,438
                                                    ------------   ------------
Net cash provided by operating activities..........   42,984,107     34,396,939
                                                    ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to furniture, equipment and leasehold
   improvements....................................     (837,361)      (146,458)
  Increase in investments in limited partnerships,
   net.............................................      (32,454)      (290,830)
  Withdrawals of equity in and repayments of
   advances to partnerships........................          --      11,715,840
                                                    ------------   ------------
Net cash provided by (used in) investing
 activities........................................     (869,815)    11,278,552
                                                    ------------   ------------
CASH FLOWS FOR FINANCING ACTIVITIES:
  Capital contributions............................          --         429,011
  Capital withdrawals..............................  (45,534,812)   (47,303,358)
                                                    ------------   ------------
Net cash used in financing activities..............  (45,534,812)   (46,874,347)
                                                    ------------   ------------
Decrease in cash and cash equivalents..............   (3,420,520)    (1,198,856)
Cash and cash equivalents, beginning of period.....   16,779,611      9,344,054
                                                    ------------   ------------
Cash and cash equivalents, end of period........... $ 13,359,091   $  8,145,198
                                                    ============   ============

     See accompanying Notes to Unaudited Consolidated Financial Statements.

                     HARRIS ASSOCIATES L.P. AND SUBSIDIARY
                        (A DELAWARE LIMITED PARTNERSHIP)

             UNAUDITED CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

      FOR THE NINE MONTHS ENDED SEPTEMBER 29, 1995 AND SEPTEMBER 30, 1994

                                                   SEPTEMBER 29,  SEPTEMBER 30,
                                                       1995           1994
                                                   -------------  -------------
Balance, beginning of period...................... $ 23,511,011   $ 28,297,088
  Contributions...................................          --         429,011
  Withdrawals.....................................  (45,534,812)   (47,303,358)
  Net income......................................   34,648,303     31,860,696
                                                   ------------   ------------
Balance, end of period............................ $ 12,624,502   $ 13,283,437
                                                   ============   ============



     See accompanying Notes to Unaudited Consolidated Financial Statements.

                     HARRIS ASSOCIATES L.P. AND SUBSIDIARY
                       (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements of Harris Associates L.P. (Harris) include the following limited partnerships in which Harris was the general partner which are accounted for using the equity basis of accounting: Aurora Limited Partnership, Perseus Partners Limited Partnership, Pleiades Partners L.P., Stellar Partners L.P. and SPA Partners L.P. (the "Limited Partnerships). The partnership agreements were amended in July 1995 to allow Harris to be replaced as general partner, at which point the equity method of accounting was adopted. Prior to the amendment of these partnership agreements, Harris consolidated the results of the Limited Partnerships with its financial results. In the opinion of management, all adjustments, consisting only of normal recurring accruals, have been made to present fairly the financial statements of Harris as of and for the nine months ended September 29, 1995 and September 30, 1994.

2. TRANSACTION WITH NEW ENGLAND INVESTMENT COMPANIES, L.P.

  On June 22, 1995, New England Investment Companies, L.P. ("NEIC") agreed to acquire certain of the assets and assume certain of the liabilities of Harris in exchange for limited partnership units of NEIC. The Transaction closed on September 29, 1995. The information shown in the foregoing financial statements reflects transactions that occured prior to the closing of the Transaction.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Harris Associates L.P.:

  We have audited the accompanying consolidated statement of financial condition of HARRIS ASSOCIATES L.P. (a Delaware limited partnership) AND SUBSIDIARIES as of December 31, 1994, 1993 and 1992, and the related consolidated statements of income, partners' capital and cash flows for each of the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Hesperus Partners, Ltd. ("Hesperus"), Aurora Limited Partnership ("Aurora"), Perseus Partners Limited Partnership ("Perseus"), Pleiades Partners L.P. ("Pleiades"), (all Illinois limited partnerships), and Stellar Partners L.P. ("Stellar") (a Delaware limited partnership). The investments in these partnerships represent 6%, 43% and 42% of partners' capital and the equity in earnings represent 2%, 31% and 48% of net income in 1994, 1993 and 1992, respectively. The financial statements of Hesperus, Aurora, Perseus, Pleiades and Stellar were audited by other auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such partnerships, is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Harris Associates, L.P. and Subsidiaries as of December 31, 1994, 1993 and 1992 and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Chicago, Illinois,
February 10, 1995
(except June 9, 1995, as to the financial statements audited by others see
Note 2, and June 22, 1995, as to subsequent events, see Note 15)

                    HARRIS ASSOCIATES L.P. AND SUBSIDIARIES
                        (A DELAWARE LIMITED PARTNERSHIP)

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                     AS OF DECEMBER 31, 1994, 1993 AND 1992

                                             1994         1993         1992
                                             ----         ----         ----
                ASSETS
CASH AND CASH EQUIVALENTS..............  $ 27,378,010 $ 73,859,198 $ 36,989,652
RECEIVABLES:
  Investment advisory fees.............     2,808,034    4,583,820      956,907
  Brokers and dealers (Note 3).........    22,331,652   25,767,979  125,420,712
  Other................................     2,198,297    3,327,022    1,589,894
SECURITIES OWNED (cost of $141,911,574,
 $128,187,343 and $62,586,273 in 1994,
 1993 and 1992, respectively):
  Corporate bonds and notes............    76,975,833   61,222,522   11,403,034
  Preferred stocks.....................    12,094,742   20,033,638    9,743,875
  Common stocks........................    27,411,424   94,464,728   60,101,563
  Warrants and options.................    16,210,610    8,189,266    6,639,829
  Other................................       413,078      352,870    1,460,856
                                         ------------ ------------ ------------
                                          133,105,687  184,263,024   89,349,157
INVESTMENTS IN AND ADVANCES TO LIMITED
 PARTNERSHIPS (Note 4).................   405,491,227  364,747,219  202,729,126
DESIGNATED INVESTMENTS (Note 5)........     5,461,198    5,949,080    2,370,432
FURNITURE, EQUIPMENT AND LEASEHOLD
 IMPROVEMENTS, at cost, net of
 accumulated depreciation of
 $1,712,518, $1,475,481 and
 $1,275,720............................       446,460      489,066      416,186
OTHER ASSETS...........................       243,740      211,014      235,953
                                         ------------ ------------ ------------
    Total assets.......................  $599,464,305 $663,197,422 $460,058,019
                                         ============ ============ ============
   LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
  Loans payable (Note 6)...............  $ 24,340,300 $ 10,000,000 $ 11,791,000
  Payable to brokers and dealers (Note
   3)..................................     4,314,671    9,695,428    2,144,932
  Securities sold, not yet purchased
   (proceeds of $119,350,901,
   $73,518,320 and $120,475,471 in
   1994, 1993 and 1992, respectively)
    Corporate bonds and notes..........       373,208      234,769        8,360
    Preferred stocks...................    44,909,705      809,758          --
    Common stocks......................    68,101,180   79,226,121  119,133,661
    Warrants and options...............       208,348    1,483,311    1,389,649
                                         ------------ ------------ ------------
                                          113,592,441   81,753,959  120,531,670
  Accounts payable and accrued
   expenses............................     2,184,730    4,367,174    1,090,255
  Unearned advisory fees...............       425,043      377,596      264,628
  Consolidated Partnerships
   Limited partners' contributions
    received in advance................    17,915,213   65,854,030   27,417,300
   Limited partners' withdrawals
    payable............................   120,243,332   25,830,666    9,626,091
                                         ------------ ------------ ------------
    Total liabilities..................   283,015,730  197,878,853  172,865,876
LIMITED PARTNERS' INTERESTS IN
 CONSOLIDATED PARTNERSHIPS.............   292,937,564  437,021,481  273,324,512
PARTNERS' CAPITAL (Notes 8 and 14).....    23,511,011   28,297,088   13,867,631
                                         ------------ ------------ ------------
    Total liabilities and partners'
     capital...........................  $599,464,305 $663,197,422 $460,058,019
                                         ============ ============ ============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    HARRIS ASSOCIATES L.P. AND SUBSIDIARIES
                        (A DELAWARE LIMITED PARTNERSHIP)

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                          1994          1993          1992
                                          ----          ----          ----
REVENUES:
  Fees for account supervision and
   investment advisory services (Note
   10)............................... $ 47,243,782  $ 28,414,146  $ 17,359,315
  Commissions (Note 10)..............    3,047,876     4,566,821     3,670,993
  Interest...........................    6,915,137     2,899,872     6,154,208
  Dividends..........................    1,341,710     3,110,670     1,969,153
  Net realized and unrealized gains
   (losses) on securities owned and
   sold, not yet purchased...........     (957,516)   38,568,354    19,812,274
  Equity in earnings (loss) of
   limited partnerships
   (Note 4)..........................  (17,065,405)   60,470,405    26,038,715
  Other (Note 10)....................    3,850,791     2,639,301     2,837,887
                                      ------------  ------------  ------------
    Total revenues...................   44,376,375   140,669,569    77,842,545
                                      ------------  ------------  ------------
EXPENSES:
  Employee and partner compensation
   and benefits
   (Note 11).........................    9,447,833     9,291,564     7,809,208
  Clearing fees......................      744,394       716,358       875,098
  Interest...........................    2,988,627     1,574,323     2,834,610
  Dividends on short stock...........      855,380     1,054,613     5,203,319
  External investment advisory fees..    1,305,243     2,031,737       295,956
  Communications.....................      592,053       408,658       142,958
  Occupancy and equipment rental.....    1,471,294     1,315,002     1,204,878
  Other..............................    4,358,980     3,498,571     2,134,661
                                      ------------  ------------  ------------
    Total expenses...................   21,763,804    19,890,826    20,500,688
                                      ------------  ------------  ------------
  Income before limited partners'
   interest in Consolidated
   Partnerships......................   22,612,571   120,778,743    57,341,857
LIMITED PARTNERS' INTEREST IN (GAIN)
 LOSS OF CONSOLIDATED PARTNERSHIPS...   20,393,158   (86,056,438)  (36,493,838)
                                      ------------  ------------  ------------
    Net income....................... $ 43,005,729  $ 34,722,305  $ 20,848,019
                                      ============  ============  ============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    HARRIS ASSOCIATES L.P. AND SUBSIDIARIES
                        (A DELAWARE LIMITED PARTNERSHIP)

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                           1994          1993          1992
                                           ----          ----          ----
BALANCE, beginning of year............ $ 28,297,088  $ 13,867,631  $ 13,454,540
  Contributions.......................      429,011       354,236       184,451
  Withdrawals.........................  (48,220,817)  (20,647,084)  (20,619,379)
  Net income..........................   43,005,729    34,722,305    20,848,019
                                       ------------  ------------  ------------
BALANCE, end of year.................. $ 23,511,011  $ 28,297,088  $ 13,867,631
                                       ============  ============  ============



  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    HARRIS ASSOCIATES L.P. AND SUBSIDIARIES
                        (A DELAWARE LIMITED PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                        1994           1993           1992
                                        ----           ----           ----
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income....................... $  43,005,729  $  34,722,305  $  20,848,019
  Adjustments to reconcile net
   income to net cash provided by
   (used in) operating activities
    Depreciation and amortization..       250,722        214,765        179,543
    Equity in (earnings) loss of
     partnerships..................    17,065,405    (60,470,405)   (26,038,715)
    Limited partners interest in
     gain (loss) of Consolidated
     Partnerships..................   (20,393,158)    86,056,438     36,493,838
    Decrease in receivables........     6,340,838     94,288,692    253,743,119
    (Increase) decrease in
     marketable securities.........    51,157,337    (94,913,867)    (8,276,034)
    (Increase) decrease in
     designated investments........       487,882     (3,578,648)      (835,767)
    Increase in investments in and
     advances to limited
     partnerships, net.............   (57,809,413)  (101,547,688)    (4,489,354)
    (Increase) decrease in other
     assets........................       (46,412)        14,484         (6,620)
    Increase (decrease) in accounts
     payable and accrued expense...    (2,182,444)     3,276,919        (70,532)
    Increase (decrease) in payable
     for securities sold not yet
     purchased.....................    31,838,482    (38,777,711)  (253,765,049)
    Increase (decrease) in unearned
     advisory fees.................        47,447        112,968        (18,815)
    Increase (decrease) in payable
     to brokers and dealers........    (5,380,757)     7,550,496      2,144,932
                                    -------------  -------------  -------------
      Net cash provided by (used
       in) operating activities....    64,381,658    (73,051,252)    19,908,565
                                    -------------  -------------  -------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Additions to furniture, equipment
   and leasehold improvements .....     (194,430)       (277,190)      (141,594)
                                    -------------  -------------  -------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from loans..............    95,935,311    113,022,370    130,356,902
  Repayments of loans..............   (81,595,011)  (114,813,370)  (181,254,583)
  Consolidated Partnerships
    Increase (decrease) in limited
     partners' interests...........  (123,690,759)    77,640,531     44,108,531
    Increase (decrease) in limited
     partners' contributions
     received in advance...........   (47,938,817)    38,436,730     24,978,204
    Increase (decrease) in limited
     partners' withdrawals
     payable.......................    94,412,666     16,204,575    (20,427,081)
  Capital contributions............       429,011        354,236        184,451
  Capital withdrawals..............   (48,220,817)   (20,647,084)   (20,619,379)
                                    -------------  -------------  -------------
      Net cash (used in) provided
       by financing activities.....  (110,668,416)   110,197,988    (22,672,955)
                                    -------------  -------------  -------------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..................   (46,481,188)    36,869,546    (2,905,984)
CASH AND CASH EQUIVALENTS, begin-
 ning of year......................    73,859,198     36,989,652     39,895,636
                                    -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of
 year.............................. $  27,378,010  $  73,859,198  $  36,989,652
                                    =============  =============  =============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    HARRIS ASSOCIATES L.P. AND SUBSIDIARIES
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1994, 1993 AND 1992

1. SIGNIFICANT ACCOUNTING POLICIES:

  The consolidated financial statements include the accounts of Harris Associates L.P. ("HALP") and Harris Associates Securities L.P. ("HASLP"), of which HALP is a 99% limited partner. The consolidated financial statements also include the following entities of which HALP owned the majority voting interest or over which it exercised significant control: Venus Partners ("Venus"), Hesperus Partners, Ltd. ("Hesperus"), Aurora Limited Partnership ("Aurora"), Perseus Partners Limited Partnership ("Perseus"), Pleiades Partners L.P. ("Pleiades") and Stellar Partners L.P. ("Stellar"), hereinafter referred to as the "Consolidated Partnerships". Statement of Financial Accounting Standards ("SFAS") No. 94, "Consolidation of all Majority-Owned Subsidiaries," requires that such entities be consolidated (see Note 2). All intercompany accounts and transactions have been eliminated in consolidation. HALP and consolidated subsidiaries are hereinafter referred to as "the Partnership."

  Securities owned and securities sold, not yet purchased are valued as follows: securities that are traded on a national securities exchange or securities listed on the NASDAQ National Market System are valued at the last sales price on the exchange or market where primarily traded or listed, or if no last sale, the mean between the "bid" and "ask" prices.

  Marketable securities sold, not yet purchased, represent obligations of the Partnership to deliver a specified security at a future date which will necessitate purchasing the security at then-prevailing prices.

  Investments in limited partnerships are valued at the Investment Partnership's proportionate interest in the fair value of the underlying net assets of such limited partnerships determined from their audited financial statements. The resulting gains and losses are reflected in the accompanying statements of income.

  Securities transactions are accounted for on the trade date (date the order to buy or sell is executed). Dividend income and expense is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Realized gains and losses from securities transactions are reported on the first-in, first-out basis.

  Assets and liabilities denominated in foreign currencies are translated at the closing rate of exchange at the end of the period. Transactions during the period, including purchases and sales of securities, are translated at the rate of exchange prevailing on the date of the transactions. Forward foreign currency contracts and foreign currencies are valued at the forward and current exchange rates, respectively, prevailing on the day of valuation. All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents.

  Limited partners' contributions received in advance represent amounts contributed by limited partners in the Consolidated Partnerships prior to December 31, which are to become effective as of January 1 of the following year. As of January 1 of the following year, these amounts are classified as limited partners' interests in Consolidated Partnerships. Limited partners' withdrawals payable represent limited partners' withdrawals from the Consolidated Partnerships as of December 31 for those who have given notice prior to December 31, that they are withdrawing amounts as of year-end.

  Depreciation is computed under accelerated methods over estimated useful lives of 5 to 10 years. Amortization of leasehold improvements is computed over the lesser of their economic useful lives or the remaining term of the lease.

                    HARRIS ASSOCIATES L.P. AND SUBSIDIARIES
                       (A DELAWARE LIMITED PARTNERSHIP)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1994, 1993 AND 1992

  No provision is made for federal income tax purposes since the Partnership's income is includable in the income tax returns of the individual partners. The Partnership is subject to an Illinois replacement tax equal to 1 1/2% of net income, as defined.

2. CONSOLIDATED PARTNERSHIPS:

  HALP was the general partner in Venus, a limited partnership which engaged in "reverse conversion" transactions through early 1993. HALP was the general partner in Hesperus, a private investment partnership, through December 31, 1993. Also, HALP is currently the general partner in Aurora, Perseus, Pleiades and Stellar, limited partnerships which trade securities and invest in other partnerships which trade various financial instruments. Stellar commenced operations in 1994.

  HALP's percentage of capital was approximately 99% of Venus, 3% of Hesperus and 1% of the other partnerships. HALP received a pro rata allocation of income or loss in addition to other priority allocations. In certain instances, the net income of the individual Consolidated Partnerships had to exceed specified amounts before HALP received such a priority allocation.

  The combined condensed financial information of Venus, Hesperus, Aurora, Perseus, Pleiades and Stellar for each of the three years ended December 31, 1994, 1993 and 1992, are as follows (in thousands of dollars):

                                                      1994      1993     1992
                                                      ----      ----     ----
Assets--
  Cash and cash equivalents.......................  $ 10,914  $ 64,515 $ 36,573
  Receivables.....................................    21,697    26,350  125,755
  Securities owned................................   132,790   184,264   89,349
  Investments in and advances to limited
   partnerships...................................   405,491   364,747  202,729
  Designated investments and other assets.........     5,488     5,973    2,405
                                                    --------  -------- --------
    Total assets..................................  $576,380  $645,849 $456,811
                                                    ========  ======== ========
Liabilities--
  Loans payable...................................  $ 24,340  $ 10,000 $  3,601
  Securities sold, not yet purchased..............   113,592    81,754  120,532
  Other liabilities...............................     5,971    13,299    2,899
  Limited partners' contributions received in
   advance and withdrawals payable................   138,159    91,685   37,043
                                                    --------  -------- --------
    Total liabilities.............................   282,062   196,738  164,075
Partners' capital.................................   294,318   449,111  292,736
                                                    --------  -------- --------
    Total liabilities and partners' capital.......  $576,380  $645,849 $456,811
                                                    ========  ======== ========
Revenues, including change in unrealized
 appreciation (depreciation) of securities........  $(10,159) $105,343 $ 53,944
Expenses, including advisory and administrative
 fees to HALP.....................................     9,517     8,732   11,640
                                                    --------  -------- --------
    Net income (loss).............................  $(19,676) $ 96,611 $ 42,304
                                                    ========  ======== ========
Carrying value of investments of HALP at December
 31...............................................  $  1,380  $ 12,089 $ 19,412
HALP's share of net income exclusive of advisory
 and administrative fees paid to HALP.............       716    10,555    6,957
Advisory and administrative (management) fees paid
 to HALP..........................................     3,739     3,690    3,487
                                                    ========  ======== ========

                    HARRIS ASSOCIATES L.P. AND SUBSIDIARIES
                       (A DELAWARE LIMITED PARTNERSHIP)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1994, 1993 AND 1992

3. DUE TO/FROM BROKERS AND DEALERS:

  The Partnership conducts its clearing and depository operations for its trading activities through various brokers pursuant to customary agreements. Due to/from brokers and dealers includes cash balances with the Partnership's clearing brokers, net amounts receivable and payable for securities transactions that have not settled and collateral for a specified percentage of the value of all marketable securities sold, not yet purchased.

4. INVESTMENTS IN LIMITED PARTNERSHIPS:

  The Investment Partnerships have investments in limited partnerships which engage in various trading strategies. Underlying investments of the limited partnerships are valued at current market and can include purchases and short sales of government or government agency securities, corporate stocks and bonds, commodity futures and forward contracts, options, repurchase and reverse repurchase agreements, rate caps and rate swaps, commercial paper and other securities. At December 31, 1994, the Investment Partnerships in the aggregate had investments in approximately 60 limited partnerships; the largest investment in any one limited partnership being approximately $25,000,000.

5. DESIGNATED INVESTMENTS:

  One of the Investment Partnerships has invested in certain limited partnerships, which have allocated, among the partners of such limited partnerships, a fixed percentage ownership interest in any appreciation or depreciation and realized gains or losses on disposition of certain investments, hereinafter referred to as "Designated Investments." Designated Investments are valued at fair value as determined by the general partners of such limited partnerships.

  Capital consisting of each partner's share of the cost and net unrealized appreciation or depreciation resulting from designated investments is segregated within partners' capital of such partnership. The cost of such investments, as well as related unrealized gains or losses, is not available for distribution until the investment is sold or otherwise disposed of by the limited partnership.

6. LINE-OF-CREDIT ARRANGEMENTS:

  Certain of the Consolidated Partnerships maintain separate lines of credit agreements with banks aggregating $59,200,000 at December 31, 1994. Interest is payable at the prime or corporate base rate, as determined by the bank. The total borrowings are limited as defined in the agreements, including, among other things, the borrowings are limited to 33% of the net assets of such Investment Partnerships. During 1992, HALP had a $20,000,000 line of credit, the sole purpose of which was to invest in and make advances to Venus. Any loans thereunder were collateralized by HALP's general partnership interest in Venus and the guarantee of certain partners of HALP with interest at approximately 1.5 times the federal funds rate.

  The average borrowings on the credit arrangements described above and the average rate of interest for 1994, 1993 and 1992 were $37,441,000, $23,919,000 and $32,104,000 and 5.6%, 4.6% and 5.1%, respectively.

  Interest expense incurred on such lines of credit was $2,157,128, $1,159,932 and $2,069,456 for the years ended December 31, 1994, 1993 and 1992, respectively.

                    HARRIS ASSOCIATES L.P. AND SUBSIDIARIES
                       (A DELAWARE LIMITED PARTNERSHIP)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1994, 1993 AND 1992

7. COMMITMENTS AND CONTINGENCIES:

  HALP had a lease for office facilities through 1998 which it renegotiated in 1994. At December 31, 1994, HALP's lease for office facilities requires minimum annual rental payments, excluding escalations and increases in operating expenses and taxes, as follows:

       Year ending December 31--
         1995........................................................ $  460,299
         1996........................................................    517,199
         1997........................................................    526,237
         1998........................................................    535,275
         1999........................................................    544,313
         2000 to 2004................................................  2,511,067
                                                                      ----------
           Total..................................................... $5,094,390
                                                                      ==========

  Under the terms of the lease agreements, rental payments for certain periods were waived. HALP computed an average monthly rental for the entire term of the lease and charged this amount to rental expense each month. Rental expense for 1994, 1993 and 1992 was $449,886, $409,174 and $456,998, respectively. The difference between the average monthly rental and the actual rental payment is accounted for as deferred rent payable. This difference will be offset in future years when the actual rental payments exceed the calculated average monthly rental.

  HASLP is an introducing broker and clears all transactions with and for customers on a fully disclosed basis with another broker-dealer. HASLP promptly transmits all customer funds and securities to such clearing broker-dealer. In connection with this arrangement, HASLP is contingently liable for the payment of securities purchased and the delivery of securities sold by customers.

8. NET CAPITAL REQUIREMENTS:

  As a registered broker-dealer and member of the National Association of Securities Dealers, Inc., HASLP is subject to the Uniform Net Capital Rule 15c3-1 of the Securities and Exchange Commission ("SEC"). This rule requires that net capital, as defined, shall be at least the greater of $100,000 or 6 2/3% of aggregate indebtedness, as defined. Net capital and aggregate indebtedness change from day to day, but at December 31, 1994, HASLP had required capital of $100,000 and excess net capital of $158,645. The ratio of aggregate indebtedness to net capital was .59 to 1. HASLP was in compliance with the net capital rule at December 31, 1993 and 1992. Under the agreement with its clearing broker, HASLP is to maintain minimum net capital of $250,000.

9. EXEMPTION FROM SEC RULE 15C3-3:

  HASLP is exempt from the provisions of SEC Rule 15c3-3 because it clears all customer trades with another broker-dealer on a fully disclosed basis.

10. RELATED PARTIES:

  Harris Associates, Inc. ("HAI") is the general partner of HALP and HASLP.

                    HARRIS ASSOCIATES L.P. AND SUBSIDIARIES
                       (A DELAWARE LIMITED PARTNERSHIP)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1994, 1993 AND 1992

  HALP provides investment advisory and administrative services to Harris Associates Investment Trust ("HAIT"), a series of mutual funds that utilize the Oakmark name. Certain of HAIT's officers and trustees are also partners and employees of HALP. During 1994, 1993 and 1992, HALP received $28,048,203, $11,289,461 and $613,801, respectively, in fees from HAIT. HASLP received $272,804, $287,438 and $191,464 in commissions from HAIT during 1994, 1993 and
1992, respectively.

  Pursuant to an agreement dated June 30, 1992, certain partners of HALP withdrew from HALP. In connection with such withdrawal, those partners were relieved of certain obligations imposed under HALP's Partnership Agreement. As consideration for being relieved of those obligations, the withdrawing partners surrendered their partnership units and agreed to pay HALP approximately $2,500,000 on June 30, 1992, plus additional amounts to be paid through June 30, 1995. Concurrent with the withdrawal of those partners from HALP, the investment advisory agreements with The Acorn Fund, Inc. ("Acorn") and certain other persons were terminated and Acorn and those other persons entered into new investment advisory agreements with an entity formed by the withdrawn partners. HALP received $3,384,837, $1,892,432 and $2,739,600 in 1994, 1993 and 1992, respectively, under this agreement. HALP received $3,377,531 in fees for investment advisory services in the first half of 1992.

11. EMPLOYEE BENEFIT PLAN:

  HALP has a profit-sharing plan covering partners and employees.
Contributions to the plan are at the discretion of HALP. HALP funds all contributions on a current basis. The amounts charged to expense for 1994, 1993 and 1992 were $934,899, $1,035,512 and $879,219, respectively.

12. FORWARD FOREIGN CURRENCY AND FUTURES COMMODITY CONTRACTS:

  Certain of the Investment Partnerships, through an advisory account, enter into forward foreign currency contracts to hedge the currency risks associated with the purchase of foreign securities. The Investment Partnerships entered into forward foreign currency contracts to deliver 26,377,000, 11,073,000 and 1,341,000 Canadian dollars in exchange for $19,196,371, $8,419,186 and $1,056,332 at December 31, 1994, 1993 and 1992, respectively. The unrealized gain of $391,555, $55,474 and $6,456 at December 31, 1994, 1993 and 1992,
respectively, is reflected in the accompanying statements of income. The Investment Partnerships bear the risk of changes in foreign exchange rates and the risk that the counterparty fails to perform under terms of the contract.

  At December 31, 1993 and 1992, Hesperus had sold S&P 500 futures contracts short with a contractual amount of $24,500,000 and $19,700,000, respectively. Such contracts were recorded on the trade date and marked to market with the gain/loss reflected in net realized and unrealized gains (losses) on securities owned.

13. ADDITIONAL CASH FLOW INFORMATION:

  Illinois replacement tax paid was $80,195, $69,780 and $62,781 during 1994, 1993 and 1992, respectively. Interest expense paid was $2,530,716, $1,354,658 and $2,692,935 during 1994, 1993 and 1992, respectively.

14. SUBSEQUENT PARTNERS' CAPITAL WITHDRAWALS:

  During the period January 1, 1995, to February 10, 1995, the partners withdrew capital of $20,404,531.

                    HARRIS ASSOCIATES L.P. AND SUBSIDIARIES
                       (A DELAWARE LIMITED PARTNERSHIP)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

                       DECEMBER 31, 1994, 1993 AND 1992

15. SUBSEQUENT EVENTS:

  On June 22, 1995, New England Investment Companies, L.P. ("NEIC") agreed with HALP and HAI to acquire certain of the assets and assume certain of the liabilities of HALP, including its interest in HASLP, in exchange for limited partnership units of NEIC. It is anticipated that, prior to the closing of the agreed-upon transaction, the partners of HALP would make substantial capital withdrawals, leaving HALP with minimal assets.

                               REVOCABLE CONSENT

                    NEW ENGLAND INVESTMENT COMPANIES, L.P.
               399 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02116

              THIS CONSENT IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby consents to the adoption of the following resolution with the same force and effect as if adopted at a meeting duly called and held of the holders of limited partnership interests of New England Investment Companies, L.P. (the "Partnership").

1. To ratify, confirm and approve the issuance of units of limited partnership interest of the Partnership ("LP Units") in connection with the deferred payment obligation of the Partnership pursuant to the Partnership Admission Agreement dated as of June 22, 1995, as amended, by and among the Partnership, Old HALP L.P. (formerly Harris Associates L.P.), and Old HAI, Inc. (formerly Harris Associates, Inc.), in addition to those LP Units issued at the time of the closing of the transactions contemplated thereby.

     The undersigned hereby acknowledges receipt of a copy of the accompanying Consent Solicitation Statement and hereby revokes any consent or consents heretofore given. This consent may be revoked at any time prior to May 30, 1997.

                                             Please sign name exactly as shown.
                                             When there is more than one holder,
                                             each should sign. When signing as
                                             an attorney, administrator,
                                             executor, guardian or trustee,
                                             please add your title as such. If
                                             executed by a corporation,
                                             partnership or other entity, the
                                             consent should be signed by a duly
                                             authorized person, stating his
                                             title or authority.

                                             Dated:
                                                   -----------------------------

                                             -----------------------------------

                                             -----------------------------------
                                                    Signature of Unitholder

Please Date, Sign and Mail Your Consent Promptly in the Enclosed Envelope